UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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OraSure Technologies, Inc.

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Commencing May 9, 2016, OraSure Technologies, Inc. sent the following communication to certain stockholders:

May 9, 2016

Re:	OraSure Technologies, Inc. (“OraSure” or the “Company”)
2016 Annual Meeting of Stockholders – Supplemental Information

Dear Stockholder:

At our upcoming 2016 Annual Meeting, the Company’s stockholders will be asked to approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers, as set forth in our 2016 Proxy Statement (the “Proxy Statement”). The Company requests that you vote FOR the proposal on executive compensation, as the Company’s Board of Directors (the “Board”) has unanimously recommended.

The proxy advisory firms of Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) have recently issued reports regarding the proposals to be considered at our Annual Meeting. The Glass Lewis report recommends a vote FOR our executive compensation proposal. In making this recommendation, Glass Lewis recognized the substantial improvements we have made to our executive compensation program in response to input from our stockholders. A detailed description of these changes is set forth in our Proxy Statement on pages 36-40. Glass Lewis stated that:

“[W]e recognize that the Company has implemented meaningful structural changes for the fiscal year in review [2015] as a result of its engagement efforts following the 2014 say-on-pay vote. We believe that recently implemented changes in 2015 represent positive steps towards creating a tighter link between pay and performance and equipping the compensation program with features that better protect shareholders’ interests.”

ISS also recognized that (i) the executive compensation changes we made improved our program, (ii) through our stockholder outreach efforts we identified the primary concerns of stockholders and implemented changes directly aimed at addressing those concerns, (iii) our Compensation Committee has demonstrated an adequate level of responsiveness to stockholder concerns, and (iv) our introduction of performance-vested equity awards in

2016 for performance in 2015 should help strengthen alignment of pay and performance going forward. Based upon these actions, ISS recommended a vote for the members of our Compensation Committee up for election. Nevertheless, the ISS report recommends a vote against our executive compensation proposal. In reaching this conclusion, ISS criticized the long-term incentive equity award for our CEO, Mr. Douglas Michels, in 2015 and the fact that a small adjustment was approved by our Board of Directors (the “Board”) in calculating the funding pool available for payment of 2015 incentive cash bonus for executives.

We believe that the ISS recommendation to vote against OraSure’s executive compensation is unreasonable because it fails to give adequate weight to the substantial improvements the Company has made regarding its executive compensation program. Moreover, as described below, the ISS analysis contains several errors, is internally inconsistent and misrepresents certain aspects of our executive compensation program for the 2015 performance year, as described in the Proxy Statement. For these reasons, the ISS recommendation should be rejected and instead our stockholders should follow the recommendations of our Board and Glass Lewis by voting FOR our proposal on executive compensation.

ISS’s Analysis of Mr. Michels’ 2015 Equity Award is in Error

As the primary rationale for its recommendation, ISS asserts that Mr. Michels received a “near maximum” long-term equity award in 2015 “despite the company’s underperformance relative to peers and negative stockholder returns in 2014.” ISS further criticizes the Company for waiting until early 2016 to implement performance-vested awards as part of its long-term equity program. These criticisms are erroneous and misrepresent our disclosures in the Proxy Statement.

Under applicable SEC rules, we are required to disclose, as Mr. Michels’ 2015 compensation, the equity awards he received during that year rather than equity awards he received for performance during 2015.1 As a result, we disclosed the equity award Mr. Michels received on February 3, 2015, which was based on his performance in 2014, and was valued at 240% of his base salary. This award was somewhat below Mr. Michels’ maximum target of 250% of his base salary, although above the midpoint of his equity range (200%) and above the equity award granted in the prior year, due to the strong financial and operating performance during 2014, as described below. Significantly, although the size of executive equity awards is not tied to total stockholder return (“TSR”) for any particular year, Mr. Michels’ 2015 award was fully supported by the very positive 61% TSR for the 2014 fiscal year. In short, ISS’s statement that Mr. Michels’ equity award in 2015 was too high because of “negative stockholder returns in 2014” is completely wrong given the positive TSR for that year.

[1]	In contrast, with respect to our annual incentive cash bonus awards, the SEC rules require that 2015 compensation reflect cash bonuses received in early 2016 for performance during 2015. Unlike some companies, we operate our equity plan much like our annual cash bonus program. Specifically, performance during a given year (i.e. 2015) results in an award of equity that is higher or lower based on our assessment of performance during that year. As with our cash bonuses, the award is actually delivered early in the following fiscal year (i.e.. 2016).

ISS’s error results in a clear mismatch of Mr. Michels’ equity compensation with the wrong performance year. The award granted in early 2015 (valued at 240% of Mr. Michels’ base salary) for performance during 2014, was based on the Company’s 2014 consolidated revenues exceeding the $100 million threshold for the first time in the Company’s history, a 59% reduction of the Company’s consolidated net loss and, as noted above, a 61% TSR for the year. For his performance in 2015, Mr. Michels actually received a smaller long-term equity award valued at 215% of his base salary. which is moderately above the mid-point of his equity range. The award was made on February 1, 2016 in recognition of OraSure’s 2015 performance year. The Board believes this equity award was reasonable in view of the Company’s continued improvement in performance, including record level revenues for 2015 ($119.7 million) and a full-year of profitability for the first time in several years. The reduction in Mr. Michels’ award was also consistent with the negative TSR for 2015 and represented an appropriate balance with the Company’s strong financial and operating performance during 2015.

The ISS analysis also ignores the composition of Mr. Michels’ long-term equity award for performance in 2015. As indicated in the Company’s Current Report on Form 8-K, filed February 3, 2016, the award received by Mr. Michels with respect to his 2015 performance consisted of 50% time-vested restricted stock and 50% restricted units with performance vesting and a three-year service period. With the award’s overall value of 215% of his base salary, 107.5% represents time-vested equity as Mr. Michels had received in prior years. The vesting of the remaining 107.5% is at substantially more risk as a result of the performance requirements.

ISS’s criticism of the timing of the Company’s adoption of performance-vested equity awards is also misplaced. As discussed in both our 2015 and 2016 Proxy Statements, our Board engaged in stockholder outreach following each say-on-pay vote during the past several years. Following the 2013 Annual Meeting, which occurred in May 2014, the Board began considering the adoption of performance-vested equity. Since our executives performed during most of 2014 with the expectation that our historic practice of awarding performance-sized grants consisting of a combination of time-vested stock options and restricted shares would be followed for awards made in early 2015 based on 2014 performance, the Board concluded that it would be most appropriate to complete 2014 under our existing program and maintain this historic structure for the next grants made in February 2015. As a result, the first possible award of performance equity could not occur until early 2016 based on each executive’s performance during 2015. As such, there was no delay as ISS suggests. Rather, this timing followed a sound decision making process by our Board and was entirely reasonable given the significance of this change and the expectations of our executives. Moreover, ISS completely ignores our historic practice of sizing our equity awards based on performance during the prior fiscal year.

A final point worth noting is that OraSure was actually ahead of its peer group in adopting performance-vested equity awards. As of 2015, approximately only one-third of the Company’s peer group had adopted performance-vested equity awards while the remaining two-thirds offered only time vested awards. In fact, only 33% of ISS’s own peer group had adopted performance-vested equity awards. Consequently, OraSure was not late, but was actually a leader in making this change as compared to its and ISS’s peer groups.

Other Errors in the ISS Report

There are two other significant errors in the ISS report.

First, ISS states that the “performance shares were not implemented for the year in review [i.e., 2015].” This simply is not true and is another example of ISS’s misrepresentation of our compensation program. Although the actual award of performance-vested restricted units did not occur until February 1, 2016, the value of these awards was based on the 2015 performance year. In addition, the Company’s executives were advised that they would be rewarded for performance during 2015 with a mix of time-vested and performance-vested equity. As a result, the use of performance vested equity was clearly implemented for the first time as a management incentive during 2015.

Second, ISS asserts that Mr. Michels’ pay has “stayed relatively flat for the past five years, and to this point has not been impacted by company performance, as pay and performance continues to be misaligned.” This statement is also not correct and is directly contradicted by ISS’s own analysis. As part of its review, ISS set forth an “Absolute Alignment” analysis of Mr. Michels’ compensation and the Company’s TSR over the past five years. The Absolute Alignment analysis indicates a “0” as its result, which means that, in the aggregate, over the past five years, Mr. Michels’ compensation opportunity has closely followed changes to the Company’s TSR. Although within that five-year period TSR for any particular year has been somewhat volatile, Mr. Michels’ compensation opportunity has been relatively flat. While OraSure’s executive compensation may differ from that offered by its peers, ISS’s own analysis indicates that Mr. Michels’ compensation opportunity is strongly aligned with the Company’s TSR over the past five years.

Moreover, contrary to ISS’s assertion, Mr. Michels’ compensation has clearly been directly impacted by the Company’s performance. As explained on pages 34 - 35 of the Proxy Statement, Mr. Michels’ realizable pay (reflecting actual salary and bonus and the current value of equity awards) for the three years 2013-2015 was $4.9 million, or 31% lower than the aggregate compensation opportunity reported in the Summary Compensation Table in the Proxy Statement for those years. This demonstrates a strong link between Mr. Michels’ actual realizable compensation and the movement in our stock price over the most recent three-year period, during which our TSR was (10.3%).

The Bonus Pool Adjustment is Immaterial and Does Not Support a Negative Say-On-Pay Recommendation

As a secondary basis for its recommendation, ISS criticizes the Company for eliminating $363,000 of unbudgeted business development expenditures in calculating the funding to be awarded for the consolidated operating income objective in the Company’s Management Incentive Plan for 2015. ISS appears to believe that this adjustment somehow had a material impact on Mr. Michels’ 2015 bonus award. This is not correct. The Board believed this modest adjustment in calculating the pool available for all executive bonuses was appropriate so as not to penalize management for aggressively pursuing attractive acquisition opportunities during 2015. This adjustment resulted in only an additional $11,000 for Mr. Michels out of a total bonus award of $508,787, or approximately 2%. This adjustment was clearly an immaterial factor in determining Mr. Michels’ 2015 compensation and was approved following a thorough deliberation by the Board. Contrary to ISS’s conclusion, this adjustment certainly does not warrant a vote recommendation against the Company’s say-on-pay proposal.

Conclusion

For the reasons set forth above, and explained in further detail in our Proxy Statement, we request that our stockholders follow the recommendation of OraSure’s Board of Directors and Glass Lewis and vote FOR the approval of the compensation of the Company’s named executive officers as recommended by your Board of Directors.

Sincerely,

OraSure Technologies, Inc.

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